4900 West 78th Street Bloomington, MN 55435	Tel: 952-820-0080 Fax: 952-820-0060	www.AugustTech.com info@augusttech.com

Stan Piekos, CFO (952) 259-1672 Stan.Piekos@AugustTech.com Megan Rasmusson, Communications (952) 259-1647 Megan.Rasmusson@AugustTech.com	For Release April 24, 2003

August Technology Reports Growth in First Quarter 2003 Financial Results

Minneapolis, April 24, 2003—August Technology Corporation (NASDAQ: AUGT), a leading provider of automated inspection solutions for the microelectronic industries, today announced results for its first quarter ended March 31, 2003.

First quarter highlights:

•                Sequential growth in revenues and new bookings exceeded SEMI’s equipment industry billings and bookings

•                Introduced the AXi Series of advanced macro inspection systems for the front-end

•                Acquired Semiconductor Technologies and Instruments (STI) Plano, Texas

•                Received 85% of new bookings from Asian customers; enhanced Asian operations with additional personnel in sales and service

•                Reduced net cash used during the quarter to less than $100,000

The Company reported revenues of $6.56 million during the quarter, an increase of 4% from the previous quarter and 19% from the first quarter of 2002.  Gross margin for the quarter was 55.0%, compared to 53.6% in the previous quarter and 57.1% in the first quarter of 2002.

The operating loss during the quarter was $2.37 million including $254,000 of expenses associated with a reduction in workforce effective March 17, 2003.  This compares to an operating loss of $1.82 million in the first quarter of 2002.  During the first quarter, investment in R & D expenses increased to $2.77 million, compared with $2.14 million in the prior year period, primarily as a result of the investment in the new AXi front-end tool.

“Our first quarter results are encouraging in light of the difficult microelectronics industry environment,” explained Jeff O’Dell, August Technology’s chairman and CEO.  “Based on numerous recent customer visits, we are pleased to see customers continuing to prioritize the purchase of tools that accelerate the understanding of their increasingly complex processes.  As a result, we remain very focused on serving this growing need, ultimately enabling our customers to drive down their costs and time-to-market.”

O’Dell continued, “Over the past year we invested heavily in innovative product development.  One key result of this investment is the AXi Series, introduced in March 2003.  The AXi provides affordable advanced macro defect inspection which goes well beyond current automated macro inspection offerings to include wafer defects 0.5 micron and larger.  We believe we can now leverage the R & D investments we have made to introduce another significant new product during the second half of this year.”

“And with the recent completion of the STI acquisition, we further extend our product offerings with the WAV 1000 - the leader in automated inspection on the probe floor.  In combination with August Technology’s leading wafer, die and bump inspection tools we are now able to offer a more complete set of inspection solutions throughout the manufacturing process,” O’Dell explained, “This acquisition brings new customers, technology and talent to the August Technology team and adds to our expanding presence in Asia.”

More....

“Another addition to our team is Stan Piekos, our new CFO.  Stan’s extensive experience in business development, especially in the semiconductor industry, is of particular importance as it will continue to be a key component of our growth strategy,” O’Dell concluded. “Throughout all of these activities, we remain vigilant on cost management and preservation of cash as we continue our drive toward profitability by the fourth quarter of this year, given current industry forecasts.”

August Technology will provide a live conference call with senior management, today at 3:30 p.m. CT to discuss first quarter financial performance.  If you would like to participate, please call 719-457-2621 prior to the 3:30 start time and use participant code 303407.  A webcast of the conference call will also be available live via the Internet on August Technology’s web site at www.augusttech.com and archived for replay shortly following the call and continuing through May 7, 2003.  To listen to the call live, visit the web site at least fifteen minutes beforehand to download and install any necessary audio software.

Forward-Looking Statements: This release contains forward-looking statements regarding projected fiscal year 2003 profitability, semiconductor and/or microelectronic market conditions and outlook for the remainder of 2003, potential customer and market moods and interest in our tools, expectations that our product will drive down customer costs and time to market, and acceptance of both our new visual inspection solutions and recently acquired product line.  These forward-looking statements involve risks and uncertainties which may cause actual results to differ from those set forth in the forward-looking statements, including, but not limited to: (i) no improvements, or further or continued deterioration in general economic conditions and in the semiconductor and/or microelectronic industries; (ii) pre-order sales activities not resulting in orders; (iii) loss of potential sales to competitors based on pricing, product features or other factors; (iv) lack of customer acceptance in the upcoming quarters of the Company’s newer products including the AXi Series, 3Di Series, NSX-105, or new YieldPilot enhancements that were or are planned to be shipped to them; (v) failure of our recently completed and current product development efforts to meet customer needs and expectations including driving down their costs and time-to-market; (vi) unanticipated costs and expenses which increase operating costs; and (vii) failure to effectively integrate the recently acquired business of STI and its product line to enhance our product offering.  Please refer to additional risk factors stated in August Technology’s Form 10-K filed with the Securities and Exchange Commission.  August Technology does not assume any obligation to update the forward-looking information contained in this press release.

About August Technology:  August Technology Corporation, based in Bloomington, Minnesota, is a leading supplier of automated visual defect inspection equipment for the microelectronic industries and has established service and sales representation in all major microelectronic manufacturing markets worldwide.  The inspection solutions designed, manufactured and marketed by August Technology provide microelectronic device manufacturers with cost-saving quality and process information.  August Technology is a founding member of the Advanced Packaging and Interconnect Alliance (APiA) and is an active member of the Die Products Consortium (DPC). Additional information can be found by visiting August Technology’s web site at www.augusttech.com.

###

AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Net revenues	$6,563	$5,510
Cost of revenues	2,955	2,364
Gross profit	3,608	3,146

Selling, general and administrative expenses	2,953	2,826
Research and development expenses	2,768	2,135
Restructuring expenses(1)	254	—
Operating loss	(2,367)	(1,815)

Interest income	98	208

Loss before benefit from income taxes	(2,269)	(1,607)
Benefit from income taxes(2)	—	(804)
Net loss	$(2,269)	$(803)

Net loss per share:
Basic & Diluted	$(0.17)	$(0.06)

Weighted average shares outstanding:
Basic & Diluted	13,158	12,845

(1)    Restructuring expenses for the three months ended March 31, 2003 include $254 of employee severance costs.

(2)               The Company recorded a full valuation allowance against deferred tax assets in the second quarter of 2002.  The Company has continued to provide such allowance due to the continued uncertainty of the industry downturn and its impact on current and projected results.

AUGUST TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,974	$1,895
Short-term investments	13,719	15,438
Accounts receivable, net	4,928	7,054
Inventories(1)	9,441	8,444
Prepaid expenses and other current assets	1,082	1,091
Total current assets	31,144	33,922

Property and equipment, net	3,306	3,439
Long-term investments	3,003	1,444
Other assets	682	705
Total assets	$38,135	$39,510

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,402	$2,273
Accrued compensation	980	554
Accrued liabilities	329	451
Customer deposits	1,721	1,268
Total current liabilities	5,432	4,546

Other non-current liabilities	97	97
Total liabilities	5,529	4,643

Shareholders' equity:
Common stock, no par value	42,171	42,158
Undesignated capital stock, no par value	—	—
Deferred compensation related to stock options	(87)	(105)
Accumulated deficit	(9,498)	(7,229)
Accumulated other comprehensive income	20	43
Total shareholders' equity	32,606	34,867
Total liabilities and shareholders' equity	$38,135	$39,510

Total cash and marketable securities	$18,696	$18,777

(1)               Inventory at customer sites, under purchase order, was $2.2 million as of March 31, 2003 as compared with $1.0 million at December 31, 2002.